Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Media	Marvin Brown	(281) 591-4212
	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Signs Revised Contract with Sonatrach

For Oil Loading Project in Algeria

HOUSTON, February 18, 2004 – FMC Technologies, Inc. (NYSE: FTI) announced today that it has signed a revised contract with Sonatrach-TRC, the Algerian Oil and Gas Company, for Sonatrach’s offshore oil loading project in Algeria, reducing the scope of FMC Technologies’ work from $240 million to $224 million.

The revised contract terms eliminate certain efforts associated with the project’s onshore pipeline construction and extend the completion date to May 2005. This revision removes uncertainty from the contract’s scope and schedule and from the interpretation of contract terms. It does not, however, significantly improve profit opportunities. At this time, FMC Technologies expects a breakeven profit level on this contract.

“We are pleased to have come to an agreement with Sonatrach that resolves what we are responsible for and when it is scheduled to be completed,” said Peter D. Kinnear, Vice President – FMC Energy Systems. “This is a big step forward in resolving various issues with Sonatrach and in ultimately providing Algeria with increased export capabilities. We look forward to completing this project in 2005.”

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Company’s 2002 Form 10-K. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

# # #